Exhibit 99.1

PRESS RELEASE

Investor Relations:

Mark Alexee

303-605-1042

Chipotle Mexican Grill, Inc. Announces Third Quarter 2015 Results

Denver, Colorado  – (Business Wire)  – October  20, 2015  – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2015.

Highlights for the third quarter of 2015 as compared to the third quarter of 2014 include:

•	Revenue increased 12.2% to $1.2 billion
•	Comparable restaurant sales increased 2.6%
•	Restaurant level operating margin was 28.3%, a decrease of 50 basis points
•	Net income was $144.9 million, an increase of 10.8%
•	Diluted earnings per share was $4.59, an increase of 10.6%
•	Opened 53 new restaurants

Highlights for the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014 include:

•	Revenue increased 15.3% to $3.5 billion
•	Comparable restaurant sales increased 5.5%
•	Restaurant level operating margin was 27.9%, an increase of 50 basis points
•	Net income was $407.7 million, an increase of 25.8%
•	Diluted earnings per share was $12.92, an increase of 25.6%
•	Opened 150 new restaurants

“Chipotle’s third quarter results demonstrate the continued success of our vision to change the way people think about and eat fast food. As we have grown our restaurants through the year, we are able to push our standards higher in what we can accomplish with our food culture. We have currently returned carnitas to 90% of our restaurants, and will look to bring it back to 100% of restaurants during the fourth quarter. I am grateful for our customers’ continued support of our animal welfare standards, and want to thank them for their patience while we have worked hard to address this issue. I am confident that we have the right food culture and people culture in place for us to continue our momentum,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

Third quarter 2015 results

Revenue for the quarter was $1.2 billion, up 12.2% from the third quarter of 2014.  The growth in revenue was driven by new restaurants not in the comparable base and a 2.6% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by an increase in customer visits, and to a lesser extent from a menu price increase taken in certain markets in the third quarter of 2015.

We opened 53 new restaurants during the quarter, bringing the total restaurant count to 1,931.

Food costs were 33.0% of revenue, a decrease of 130 basis points as compared to the third quarter of 2014, as a result of relief in avocado and dairy prices and the benefit of our menu price increase, partially offset by increased beef and packaging costs.

Restaurant level operating margin was 28.3% in the quarter, a decrease of 50 basis points from the third quarter of 2014.  The decrease was primarily driven by increased labor costs, and higher marketing and promotion costs, partially offset by lower food costs as a percent of revenue.

General and administrative expenses were 5.8% of revenue, a decrease of 80 basis points due to costs in the third quarter of 2014 associated with our biennial All Managers’ Conference, and lower bonus and non-cash stock-based compensation expense in the third quarter of 2015, partially offset by higher wages as we grew.

Net income for the third quarter of 2015 was $144.9 million, or $4.59 per diluted share, compared to $130.8 million, or $4.15 per diluted share, in the third quarter of 2014.

Results for the nine months ended September 30, 2015

Revenue for the first nine months of 2015 was $3.5 billion, up 15.3% from the first nine months of 2014.  The growth in revenue was driven by new restaurants not in the comparable base and a 5.5% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by an increase in average check, which includes the benefit of menu price increases, and to a lesser extent increased traffic.

We opened 150 new restaurants during the first nine months of 2015, bringing the total restaurant count to 1,931.

Food costs were 33.3% of revenue, a decrease of 120 basis points as compared to the first nine months of 2014, as a result of the benefit of our menu price increase and relief in dairy and avocado prices, partially offset by increased beef and packaging costs.

Restaurant level operating margin was 27.9% for the first nine months of 2015, an increase of 50 basis points from the prior year.  The increase was primarily driven by favorable sales leverage, partially offset by higher labor costs as a percent of revenue.

General and administrative expenses were 5.8% of revenue, a decrease of 120 basis points due to lower non-cash stock-based compensation expense and lower bonus costs, partially offset by higher wages as we grew.

Net income for the first nine months of 2015 was $407.7 million, or $12.92 per diluted share, compared to $324.1 million, or $10.29 per diluted share, in the first nine months of 2014.

“At Chipotle, each of us is rewarded based on our ability to make the people around us better.  We are proud that our restaurant teams understand this, and continue to find the most capable people, and elevate them to be top performers who are committed to creating Restaurateur teams.  This culture is inspiring to our people, and leads to excellent restaurant operations, and a terrific guest experience.  As we approach 2,000 restaurants, I’m excited to watch our top performers become the next wave of leadership at Chipotle,” said Monty Moran, co-CEO of Chipotle.

Outlook

For 2015, management expects the following:

•	We are increasing our guidance to 215-225 new restaurant openings, up from the previously announced range of 190-205
•	Low-to-mid single digit comparable restaurant sales increases
•	An effective full year tax rate of approximately 38.7%

For 2016, management expects the following:

•	220-235 new restaurant openings
•	Low-single digit comparable restaurant sales increases
•	An effective full year tax rate of approximately 38.7%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2015 financial results on Tuesday, October  20, 2015 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-474-8920 or for international callers by dialing 1-719-325-2352. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 732953.  The replay will be available until October 27, 2015.  The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,900 restaurants, including 22 Chipotle restaurants outside the US, 11 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in a consolidated entity that owns and operates three Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, and effective tax rates in 2015 and 2016, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as changes in consumers’ acceptance of and enthusiasm for our brand,  decreased overall consumer spending, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of market pressures or new regulatory requirements; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and ability to protect our brand and reputation; risks associated with our ability to effectively manage our growth; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our website at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,
	2015		2014
Revenue	$1,216,890	100.0%	$1,084,222	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	401,051	33.0	372,063	34.3
Labor	270,076	22.2	230,360	21.2
Occupancy	66,391	5.5	58,838	5.4
Other operating costs	134,879	11.1	110,957	10.2
General and administrative expenses	70,066	5.8	71,172	6.6
Depreciation and amortization	33,145	2.7	27,961	2.6
Pre-opening costs	4,367	0.4	3,829	0.4
Loss on disposal of assets	2,156	0.2	1,606	0.1
Total operating expenses	982,131	80.7	876,786	80.9
Income from operations	234,759	19.3	207,436	19.1
Interest and other income (expense), net	1,518	0.1	785	0.1
Income before income taxes	236,277	19.4	208,221	19.2
Provision for income taxes	(91,394)	(7.5)	(77,420)	(7.1)
Net income	$144,883	11.9%	$130,801	12.1%
Earnings per share:
Basic	$4.65		$4.22
Diluted	$4.59		$4.15
Weighted average common shares outstanding:
Basic	31,187		31,020
Diluted	31,548		31,547
Comprehensive income	$143,165		$129,412

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30,
	2015		2014
Revenue	$3,503,716	100.0%	$3,038,458	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,166,770	33.3	1,047,003	34.5
Labor	785,141	22.4	667,097	22.0
Occupancy	194,269	5.5	169,938	5.6
Other operating costs	378,779	10.8	321,512	10.6
General and administrative expenses	203,339	5.8	212,968	7.0
Depreciation and amortization	96,228	2.7	80,724	2.7
Pre-opening costs	11,470	0.3	11,521	0.4
Loss on disposal of assets	7,744	0.2	4,767	0.2
Total operating expenses	2,843,740	81.2	2,515,530	82.8
Income from operations	659,976	18.8	522,928	17.2
Interest and other income (expense), net	4,483	0.1	2,618	0.1
Income before income taxes	664,459	19.0	525,546	17.3
Provision for income taxes	(256,731)	(7.3)	(201,406)	(6.6)
Net income	$407,728	11.6%	$324,140	10.7%
Earnings per share:
Basic	$13.10		$10.44
Diluted	$12.92		$10.29
Weighted average common shares outstanding:
Basic	31,115		31,043
Diluted	31,556		31,502
Comprehensive income	$403,029		$323,099

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$604,162	$419,465
Accounts receivable, net of allowance for doubtful accounts of $1,172 and $1,199 as of September 30, 2015 and December 31, 2014, respectively	24,157	34,839
Inventory	17,524	15,332
Current deferred tax asset	20,563	18,968
Prepaid expenses and other current assets	37,760	34,795
Income tax receivable	13,486	16,488
Investments	355,581	338,592
Total current assets	1,073,233	878,479
Leasehold improvements, property and equipment, net	1,180,957	1,106,984
Long term investments	625,098	496,106
Other assets	46,695	42,777
Goodwill	21,939	21,939
Total assets	$2,947,922	$2,546,285
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$77,250	$69,613
Accrued payroll and benefits	80,334	73,894
Accrued liabilities	86,660	102,203
Total current liabilities	244,244	245,710
Deferred rent	240,669	219,414
Deferred income tax liability	29,602	40,529
Other liabilities	31,919	28,263
Total liabilities	546,434	533,916
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2015 and December 31, 2014, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,789 and 35,394 shares issued as of September 30, 2015 and December 31, 2014, respectively	358	354
Additional paid-in capital	1,172,140	1,038,932
Treasury stock, at cost, 4,596 and 4,367 common shares at September 30, 2015 and December 31, 2014, respectively	(895,881)	(748,759)
Accumulated other comprehensive income (loss)	(5,128)	(429)
Retained earnings	2,129,999	1,722,271
Total shareholders' equity	2,401,488	2,012,369
Total liabilities and shareholders' equity	$2,947,922	$2,546,285

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30,
	2015	2014
Operating activities
Net income	$407,728	$324,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,228	80,724
Deferred income tax (benefit) provision	(12,542)	(19,045)
Loss on disposal of assets	7,744	4,767
Bad debt allowance	(27)	(10)
Stock-based compensation expense	59,725	82,156
Excess tax benefit on stock-based compensation	(74,861)	(12,971)
Other	273	9
Changes in operating assets and liabilities:
Accounts receivable	10,637	5,250
Inventory	(2,212)	(2,851)
Prepaid expenses and other current assets	(3,028)	547
Other assets	(3,967)	(3,723)
Accounts payable	7,101	14,706
Accrued liabilities	(7,434)	11,462
Income tax payable/receivable	77,858	41,274
Deferred rent	21,532	19,380
Other long-term liabilities	3,808	3,941
Net cash provided by operating activities	588,563	549,756
Investing activities
Purchases of leasehold improvements, property and equipment	(181,840)	(160,400)
Purchases of investments	(433,829)	(390,632)
Maturities of investments	287,450	171,250
Net cash used in investing activities	(328,219)	(379,782)
Financing activities
Acquisition of treasury stock	(147,122)	(63,405)
Excess tax benefit on stock-based compensation	74,862	12,971
Stock plan transactions and other financing activities	(225)	(69)
Net cash used in financing activities	(72,485)	(50,503)
Effect of exchange rate changes on cash and cash equivalents	(3,162)	(56)
Net change in cash and cash equivalents	184,697	119,415
Cash and cash equivalents at beginning of year	419,465	323,203
Cash and cash equivalents at end of period	$604,162	$442,618
Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$(1,032)	$13,804

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,
	2015	2015	2015	2014	2014
Number of restaurants opened	53	48	49	60	43
Restaurant relocations	-	(1)	(1)	(1)	-
Number of restaurants at end of period	1,931	1,878	1,831	1,783	1,724
Average restaurant sales	$2,532	$2,530	$2,516	$2,472	$2,403
Comparable restaurant sales increases	2.6%	4.3%	10.4%	16.1%	19.8%